Exhibit 5.1 and 23.2

Our ref	1000662/0109/G11926518v5	15 June 2020

To the addressee listed in Schedule 1

Dear Sirs

Amdocs Limited (the “Company”) – Registration of Securities under the Securities Act

1.	BACKGROUND

We act as Guernsey legal advisers to the Company in connection with the Documents.

2.	DEFINITIONS AND INTERPRETATION

2.1	Capitalised terms used in this Opinion shall have the meanings given to them in Part A of Schedule 5 (Definitions and Interpretation).

2.2	This Opinion shall be interpreted and construed in accordance with Part B of Schedule 5 (Definitions and Interpretation).

3.	SCOPE

3.1	This Opinion is limited to: (a) matters of Guernsey law and practice as at the date of this Opinion; and (b) matters expressly stated in this Opinion.

3.2	We have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

3.3	This Opinion is based only on those matters of fact known to us at the date of this Opinion.

Amdocs Limited

15 June 2020

4.	DOCUMENTS EXAMINED AND SEARCHES

4.1	In giving this Opinion we have examined a copy sent to us in electronic form by email of each Document.

4.2	In addition, we have examined each Further Document.

4.3	The Documents and the Further Documents are the only documents we have seen or examined for the purposes of this Opinion.

4.4	The Searches are the only searches, investigations or enquiries we have carried out for the purposes of this Opinion.

5.	ASSUMPTIONS AND QUALIFICATIONS

5.1

This Opinion is given: (a) in reliance on the Assumptions; and (b) on the basis that the Assumptions (which we have not independently investigated or verified) are accurate, and have been accurate, in all respects at the date of this Opinion, and at all other relevant times.

5.2	This Opinion is subject to the Qualifications.

6.	OPINION

We are of the opinion that:

6.1	The Company is duly incorporated as a non-cellular company with limited liability and validly existing under Guernsey law.

6.2	The Company has the corporate power and capacity to authorise, execute, and to perform its obligations under, each Document.

6.3

When the issuance of Notes of a new series by the Company has been duly authorized by the board of directors of the Company, the issuance of the Notes of such series will be duly authorized by the Company.

7.	GOVERNING LAW, LIMITATIONS, BENEFIT, DISCLOSURE AND RELIANCE

7.1	This Opinion is governed by and shall be construed in accordance with Guernsey law.

Amdocs Limited

15 June 2020

7.2

We assume no obligation to advise you or any other person, or undertake any investigations, as to any legal developments or factual matters arising after the date of this Opinion that might affect the opinions expressed in this Opinion.

7.3

We consent to the filing of a copy of this Opinion as Exhibits 5.1 and 23.2 to the Registration Statement and to reference to us being made in the paragraph of the Base Prospectus forming part of the Registration Statement headed “Validity of Securities”. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Carey Olsen (Guernsey) LLP

Amdocs Limited

15 June 2020

SCHEDULE 1

ADDRESSEE

Amdocs Limited

Hirzel House

Smith Street

St Peter Port

Guernsey

GY1 2NG

Amdocs Limited

15 June 2020

SCHEDULE 2

DOCUMENTS EXAMINED

Part A

The Documents

1.	The Registration Statement on Form F-3 and the related prospectus filed with the Securities Exchange Commission on 15 June 2020.

2.	A form of the Base Indenture between the Company and The Bank of New York Mellon (as Trustee).

Part B

Further Documents

1.	A copy of:

1.1	the Certificate of Incorporation;

1.2	the Memorandum and Articles of Incorporation;

1.3	the Registers; and

1.4	the Derogation.

2.	A copy of the Director Resolutions.

3.	A copy of the Opinion Certificate.

4.	The Public Records.

Amdocs Limited

15 June 2020

SCHEDULE 3

ASSUMPTIONS

1.	Authenticity

1.1

The genuineness and authenticity of all signatures (including any electronic signatures), initials, stamps, seals and markings on all documents examined by us, including, in the case of copy documents examined by us, on the originals of those copies. An electronic signature has been inserted, affixed or appended with (1) the intention of that signatory to authenticate any document examined by us, including, in the case of copy documents examined by us, on the originals of those copies; and where relevant with (2) the express and clear authorisation of that signatory to insert, affix or append his electronic signature to such document.

1.2	Each person who purported to execute a Document for or on behalf of the Company was an Authorised Signatory.

2.	Copies

The completeness and conformity to original documents of all copies examined by us.

3.	Execution versions/drafts

Where we have been provided with a document (whether original or copy) in executed form or with only the signature page of an executed document, that such executed document does not differ from the latest draft or execution version of the document provided to us and/or, where a document has been reviewed by us only in draft, execution or specimen form, it has been executed in the form of that draft, execution version or specimen.

4.	Directors’ duties

4.1

In resolving that the Company enters into each Document and the transaction(s) documented or contemplated by each Document the directors of the Company were acting with a view to the best interests of the Company and were otherwise exercising their powers in accordance with their duties under all applicable laws.

4.2

Each director of the Company has disclosed all interests required to be disclosed by the Companies Law and the Articles of Incorporation in accordance with the provisions of the Companies Law and the Articles of Incorporation.

Amdocs Limited

15 June 2020

5.	Solvency

The Company remains solvent (meaning that the Company will be able to discharge its liabilities as they fall due) after entering into each Document and the transaction(s) documented or contemplated by each Document, and all statements, assessments and opinions of solvency made or expressed by the directors of the Company in the Further Documents have been properly made.

6.	Searches

All documents or information that are required to be filed or registered by or in relation to the Company with the Registrar of Companies (whether or not any time limit for such filing or registration has yet expired) have been so filed or registered and appear on the Public Records and are accurate and complete.

7.	Unknown facts

That there is no document or other information or matter (including, without limitation, any arrangement or understanding) that has not been provided or disclosed to us that is relevant to or that might affect the opinions expressed in this Opinion.

8.	Consents—Guernsey

The Derogation is in full force and effect and has not been revoked, superseded or amended and no other consents, authorisations, registrations, approvals, filings or other requirements of any governmental, judicial or other public bodies or authorities in Guernsey have been or, should have been obtained, made or satisfied by the Company.

9.	Consents—other laws

All consents, authorisations, registrations, approvals, filings or other requirements of any governmental, judicial or other public bodies or authorities required to be obtained, made or satisfied by the Company under any law (other than Guernsey law): (a) for the execution and delivery of each Document and the performance of its obligations under each Document; and (b) generally for the enforceability of each Document, have been obtained, made or satisfied and, where appropriate, remain in full force and effect.

Amdocs Limited

15 June 2020

10.	Opinion certificate and other documents

The accuracy, correctness and completeness of the Opinion Certificate and of all statements, assessments and opinions as to matters of fact contained in each Document and each Further Document.

Amdocs Limited

15 June 2020

SCHEDULE 4

QUALIFICATIONS

1.	Title

We offer no opinion as to the title or interest of the Company or any other person to or in, or the existence of, any property or assets the subject of any Document.

2.	No conflict – contractual obligations etc.

We offer no opinion on whether there are any contractual or other obligations or restrictions binding on the Company that would or could have any adverse implication in relation to the opinions expressed in this Opinion.

3.	Representations and warranties

Unless expressly stated otherwise, we offer no opinion in relation to any representation or warranty made or given in or in connection with any Document or any Further Document.

4.	Searches

4.1	The Searches are not conclusively capable of revealing whether or not:

4.1.1	a winding up order has been made or a resolution passed for the winding up of the Company; or

4.1.2	an order has been made or a resolution passed appointing a liquidator or administrator or other person to control the assets of the Company,

as notice of these matters might not be filed with the Registry or the Greffe immediately or at all and, when filed, might not be entered on the Public Records of the Company immediately. A company search conducted in Guernsey is limited in respect of the information it produces. The Companies Law allows for various periods of time to file certain information with the Registry including resolutions, notices and court orders which if the relevant period is still running may not appear in time for the search. Any changes to the details of the directors of a company must be filed within 14 days of that change. There is no requirement to file at the Registry information regarding the shareholders or secretary of a company or regarding mortgages, security interests or charges created by a company other than in respect of real property situate in Guernsey. Moreover, a company search carried out in Guernsey is unlikely to reveal any information as to any such procedure or similar proceedings initiated in any other jurisdiction. It should be noted that the Guernsey Courts have the power to recognise, in Guernsey, insolvency office holders appointed in respect of a

Amdocs Limited

15 June 2020

Guernsey company pursuant to the laws of a foreign jurisdiction. Any such recognition may not be revealed by our Searches.

4.2

There is no official register of pending actions in Guernsey available for public inspection and no formal procedure for determining whether any proceedings have been commenced against the Company including as to whether proceedings have commenced to declare the Company en désastre; the Searches and enquiry of the Public Records referred to in this Opinion are an informal enquiry only and cannot be relied upon exclusively.

5.	Enforcement

We offer no opinion as to the enforceability of any obligations under or pursuant to any transaction, agreement or document entered into or to be entered into by the Company.

Amdocs Limited

15 June 2020

SCHEDULE 5

DEFINITIONS AND INTERPRETATION

Part A

Definitions

“Addressee”	means the addressee of this Opinion set out in Schedule 1 (Addressee) to this Opinion;

“Articles of Incorporation”	means the articles of incorporation of the Company, as referred to in the Opinion Certificate;

“Assumptions”	means the assumptions set out in Schedule 3 (Assumptions);

“Authorised Signatory”	means a person authorised to sign the Documents on behalf of the Company pursuant to the Director Resolutions;

“Base Indenture”	means the base indenture between the Company and The Bank of New York Mellon (the Trustee), a form of which is filed with the Registration Statement;

“Certificate of Incorporation”	means the certificate of incorporation of the Company, as referred to in the Opinion Certificate;

“Companies Law”	means the Companies (Guernsey) Law 2008, as amended;

“Derogation”	means the letter dated 11 June 2020 from the Guernsey Financial Services Commission to the Company pursuant to Prospectus Rule 7.01(b) of The Prospectus Rules, 2018, confirming that, save for Prospectus Rule 4.01, The Prospectus Rules, 2018 are excluded in their entirety in relation to, the Registration Statement;

“Director Resolutions”	means the written resolutions of the directors of the Company stated as passed on 8 June 2020 relating to the Documents and as referred to in the Opinion Certificate of the Company;

“Documents”	means the documents listed in Part A of Schedule 2 (Documents Examined);

“Further Documents”	means the documents listed in Part B of Schedule 2 (Documents Examined);

Amdocs Limited

15 June 2020

“Greffe”	means the registry of the Guernsey Courts;

“Guernsey”	for the avoidance of doubt means the islands of Guernsey (and excludes Alderney and Sark);

“Guernsey Court”	means the Royal Court of Guernsey which definition shall include any court in Guernsey where the context so requires;

“Memorandum and Articles of Incorporation”	means, together, the memorandum and articles of incorporation of the Company, as referred to in the Opinion Certificate;

“Notes”	means all the notes being registered under the Registration Statement on Form F-3 filed with the Securities Exchange Commission on 15 June 2020 that can be issued from time to time;

“Opinion”	means this legal opinion and includes the Schedules;

“Opinion Certificate”	means the certificate of a director or Authorised Signatory of the Company addressed to us and dated the date of this Opinion;

“Public Records”	means together the public records of the Company on file and available for the purposes of public inspection:

•	at the Registry (including its public website), on 12 June 2020: and

•	on a search of the computerised records of matters raised in the Guernsey Courts available for inspection at the Greffe on 12 June 2020;

“Public Records Search”	means our inspection of the Public Records on the date of this Opinion;

“Qualifications”	means the observations and qualifications set out in Schedule 4 (Qualifications);

“Registers”	means the registers of directors and secretaries of the Company, as referred to in the Opinion Certificate;

“Registrar of Companies”	means the Registrar of Companies in Guernsey;

Amdocs Limited

15 June 2020

“Registry”	means the Registry of Companies in Guernsey;

“Registration Statement”	means the registration statement on Form F-3 dated 15 June 2020 filed with the Securities and Exchange Commission in relation to, among other things, the shelf registration of debt securities to be issued by the Company;

“Searches” and “Searches”	means our inspection of the Public Records on 12 June 2020;

“Securities Act”	US Securities Act of 1933, as amended; and

Part B

Interpretation

1.	References in this Opinion to:

1.1	a Schedule are references to a schedule to this Opinion;

1.2	a “person” include any body of persons corporate or unincorporated;

1.3	legislation include, where relevant, a reference to such legislation as amended at the date of this Opinion;

1.4	“you” means the Addressee; and

1.5

“we”, “us” or “our” in relation to the examination, sight, receipt or review by us, or provision to us, of information or documents are references only to our lawyers who worked on the preparation of this Opinion in this matter.

2.

Where a capitalised term appears in the left-hand column of Part A of Schedule 5 (Definitions and Interpretation) in the singular, its plural form, if used in this Opinion, shall be construed accordingly, and vice versa.

3.	Headings in this Opinion are inserted for convenience only and shall not affect the construction of this Opinion.